AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

On May 3, 2010, Black Hills Corporation, Inc. (“Company”) and Lone Mountain Investments, Inc. (“Contractor”) entered into an Independent Contractor Agreement (the “Agreement”), pursuant to which Contractor agreed to provide certain Services in support of Company's subsidiary, Black Hills Exploration and Production, Inc.. The Agreement expires according to its terms on July 31, 2011, unless the parties mutually agree to extend the term in order to complete the provision of Services. The parties now agree that the Services, notwithstanding the parties' best efforts, will require further engagement of Contractor, beyond the initial expiration date. Therefore, it is hereby agreed as follows:

1.
The term of the Agreement as stated in Article 3 (Agreement Expiration) is extended in order to permit the performance of Services up to or until December 31, 2011. In the event that Services are satisfactorily completed prior to that date, this Agreement may be terminated pursuant to the provisions of Article 4.

2.
This Amendment to the Agreement sets forth the only alterations intended by the parties and constitutes their entire understanding and agreement. Subject to the terms of this Amendment, the Agreement remains in full force and effect and the terms thereof may not be waived, altered or further modified without the written agreement of the parties.

IN WITNESS WHEREOF the parties hereto have executed this Amendment to Independent Contractor Agreement, this 27th day of July, 2011.

BLACK HILLS CORPORATION

By: /s/ David R. Emery
Name: David R. Emery
Title:    Chairman, President and CEO

LONE MOUNTAIN INVESTMENTS, INC.

By: /s/ John B. Vering
Name:    John B. Vering
Title:     Managing Director Lone Mountain Investments, Inc.